Exhibit 99.1

Contact:	Michael R. Sand,
President & CEO Dean J. Brydon, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp’s Second Fiscal Quarter Earnings Per Diluted Share Increases 43% to $0.86

•	Second Fiscal Quarter Net Income Increases 44% to $7.25 Million
•	Quarterly Return on Average Assets of 1.75%
•	Quarterly Return on Average Equity of 14.89%
•	Announces $0.21 Quarterly Cash Dividend

HOQUIAM, WA – April 27, 2021 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported that net income increased 44% to $7.25 million for the quarter ended March 31, 2021 from $5.05 million for the comparable quarter one year ago, which quarter was affected by a $2.00 million ($1.58 million after income taxes) provision to the loan loss reserves, and decreased slightly from $7.29 million for the preceding quarter.  Earnings per diluted common share (“EPS”) increased 43% to $0.86 for the current quarter from $0.60 for the comparable quarter one year ago and decreased 1% from $0.87 for the preceding quarter.

For the first six months of fiscal 2021, Timberland earned a record $14.54 million, or $1.73 per diluted common share, a 24% increase in net income and a 25% increase in EPS from $11.70 million, or $1.38 per diluted common share for the first six months of fiscal 2020, which six month period was affected by a $2.20 million ($1.74 million after income taxes) to the loan loss reserves.

Timberland’s Board of Directors declared a quarterly cash dividend to shareholders of $0.21 per common share payable on May 28, 2021, to shareholders of record on May 14, 2021.

“We are pleased to report strong financial metrics for the recently concluded quarter and, for the first six months of fiscal 2021, record Company profitability,” stated Michael Sand, President and CEO.  “Paycheck Protection Program (“PPP”) loan proceeds and federal stimulus payments contributed to strong deposit growth of $106.7 million for the quarter and $356.2 million during the past twelve months.  The 32% increase in deposits year-over-year has increased the Bank’s liquidity significantly beyond the level we would normally hold.  While loan originations have been strong we have chosen to sell most fixed-rate conforming mortgage loans in this extended low-rate interest environment and have been subject to prepayment activity typically expected during a period of lower interest rates.  Given Federal Reserve Chairman Powell’s recent assertion that tapering would begin well before the Fed raises the overnight rate, we anticipate generally rising interest rates, a slowing of prepayment activity and fixed income investment opportunities more palatable than have been available during the past year.  We are encouraged by the level of increased business activity in our markets and the increased activity we are seeing in our loan pipeline.”

“Our focus since the onslaught of the pandemic has been to support the businesses and their employees in our communities.  To this end, staff has worked diligently throughout these difficult times to originate new PPP loans and to also file applications for PPP loan forgiveness,” said Sand.  “During the quarter, we originated $58.70 million in PPP loans under the new round of PPP.  This new round of funding offers assistance to companies that did not receive PPP funding last calendar year and also makes available additional loans targeted at hard hit businesses that previously obtained a PPP loan and need further assistance.   We continue to actively submit forgiveness requests in support of our clients that received PPP loans in 2020, with nearly all forgiveness applicants obtaining full forgiveness from the Small Business Administration (“SBA”).  With state mandated phased COVID guidelines allowing businesses in Washington State to move towards more normal operations and a robust vaccine rollout, we are encouraged by the potential for hard hit individuals and businesses to begin recovering financially during the remainder of the year.”

“To provide needed support to businesses in our communities, we continue to work with COVID affected borrowers to appropriately defer loans and provide them with the much-needed economic relief,” added Sand.  “At March 31, 2021, we had eight loans remaining in a deferred payment status representing approximately 1.3% of net loans outstanding.”  Five of the remaining deferred loans are receiving interest payments monthly.”

Timberland Fiscal Q2 2021 Earnings
April 27, 2021

Second Fiscal Quarter 2021 Earnings and Balance Sheet Highlights (at or for the period ended March 31, 2021, compared to December 31, 2020 or March 31, 2020):

   Earnings Highlights:
•
Net income increased 44% to $7.25 million for the current quarter from $5.05 million for the comparable quarter one year ago and decreased 1% from $7.29 million for the preceding quarter; EPS increased 43% to $0.86 for the current quarter from $0.60 for the comparable quarter one year ago and decreased 1% from $0.87 for the preceding quarter;

•
Net income increased 24% to $14.54 million for the first six months of fiscal 2021 from $11.70 million for the first six months of fiscal 2020; EPS increased 25% to $1.73 for the first six months of fiscal 2021 from $1.38 for the first six months of fiscal 2020;

•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 14.89% and 1.75%, respectively;
•	Net interest margin was 3.21% for the current quarter compared to 3.48% for the preceding quarter and 4.27% for the comparable quarter one year ago; and
•	The efficiency ratio was 48.99% for the current quarter compared to 47.83% for the preceding quarter and 50.04% for the comparable quarter one year ago.

   Balance Sheet Highlights:
•	Total assets increased 28% year-over-year and 7% from the prior quarter;
•	Total deposits increased 32% year-over-year and 8% from the prior quarter;
•	Net loans receivable increased 14% year-over-year and 2% from the prior quarter;
•	Non-performing assets to total assets ratio improved to 0.16%; and
•	Book and tangible book (non-GAAP) values per common share increased to $23.75 and $21.76, respectively, at March 31, 2021.

Operating Results

Operating revenue (net interest income before the provision for loan losses plus non-interest income) increased 5% to $17.46 million for the current quarter from $16.56 million for the comparable quarter one year ago and decreased 1% from $17.58 million for the preceding quarter.  Operating revenue increased 5% to $35.04 million for the first six months of fiscal 2021 from $33.50 million for the comparable period one year ago.

Net interest income decreased 4% to $12.57 million for the current quarter from $13.02 million for the preceding quarter and decreased 2% from $12.88 million for the comparable quarter one year ago.  Timberland’s net interest margin (“NIM”) for the current quarter was 3.21% compared to 3.48% for the preceding quarter and 4.27% for the comparable quarter one year ago.  NIM compression has largely been a result of the low interest rate environment and an increase in the level of liquidity being held in overnight funds.  The NIM for the current quarter was increased by approximately six basis points due to the accretion of $86,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $129,000 in pre-payment penalties, non-accrual interest, and late fees.  The NIM for the preceding quarter was increased by approximately nine basis points due to the accretion of $120,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $196,000 in pre-payment penalties, non-accrual interest and late fees.  The NIM for the comparable quarter one year ago was increased by approximately 15 basis points due to the accretion of $107,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $320,000 in pre-payment penalties, non-accrual interest and late fees.  Also affecting the net interest income comparisons are PPP loans, which have a 1.00% interest rate and associated loan origination fees, which are accreted into interest income over the life of each loan.  During the quarter ended March 31, 2021, Timberland recorded interest income of $306,000 on PPP loans and accreted PPP loan origination fees of $1.14 million into income.  During the quarter ended December 31, 2020, Timberland recorded interest income of $295,000 on PPP loans and accreted PPP loan origination fees of $1.14 million into income.  At March 31, 2021, Timberland had PPP deferred loan origination fees of $3.86 million remaining to be accreted into interest income during the remaining life of the loans.  Net interest income decreased 1% to $25.59 million for the first six months of fiscal 2021 from $25.88 million for the first six months of fiscal 2020.  Timberland’s net interest margin for the first six months of fiscal 2021 was 3.34% compared to 4.35% for the first six months of fiscal 2020.

Timberland Fiscal Q2 2021 Earnings
April 27, 2021

No provision for loan losses was made during the current and preceding quarter compared to a $2.00 million provision for loan losses for the comparable quarter one year ago.

Non-interest income increased 33% to $4.89 million for the current quarter from $3.68 million for the comparable quarter one year ago and increased 7% from $4.56 million for the preceding quarter.  The increase in non-interest income compared to the preceding quarter was primarily due to a $438,000 valuation recovery on servicing rights for the current quarter (compared to a $236,000 valuation allowance on servicing rights for the preceding quarter) and an $81,000 increase in ATM and debit card interchange transaction fees.  Partially offsetting these increases was a $244,000 decrease in gain on sales of loans and a $114,000 decrease in service charges on deposits.  The recovery on servicing rights was primarily due to a decrease in mortgage prepayment speeds as mortgage interest rates increased during the quarter.  The increase in ATM and debit card interchange transaction fee income was primarily due to increased volumes of debit card transactions.  The decrease in gain on sales of loans was primarily due to a decrease in the dollar amount of fixed rate one- to four-family loans sold during the current quarter and a decrease in the average pricing spread.  The decrease in service charges on deposits was primarily due to a decrease in overdraft fee income.  Fiscal year-to-date non-interest income increased 24% to $9.45 million from $7.62 million for the first six months of fiscal 2020.

Total operating expenses for the current quarter increased 2% to $8.55 million from $8.41 million for the preceding quarter and increased 3% from $8.29 million for the comparable quarter one year ago.  The increase in operating expenses compared to the preceding quarter was primarily due to a $165,000 increase in salaries and employee benefits, a $41,000 increase in premises and equipment and smaller increases in several other categories.  These increases were partially offset by a $50,000 decrease in professional fees, a $42,000 decrease in OREO expense and smaller decreases in several other expense categories.  The efficiency ratio for the current quarter was 48.99% compared to 47.83% for the preceding quarter and 50.04% for the comparable quarter one year ago.  Fiscal year-to-date operating expenses increased 2% to $16.96 million from $16.66 million for the first six months of fiscal 2020. The efficiency ratio for the first six months of fiscal 2021 improved to 48.41% from 49.73% for the first six months of fiscal 2020.

The provision for income taxes for the current quarter decreased $231,000 to $1.65 million from $1.88 million for the preceding quarter, primarily due to a $166,000 tax benefit from the disposition of stock options and lower income before income taxes.  Timberland’s effective income tax rate was 18.6% for the quarter ended March 31, 2021 compared to 20.5% for the quarter ended December 31, 2020.

Balance Sheet Management

Total assets increased $110.84 million, or 7%, to $1.70 billion at March 31, 2021 from $1.59 billion at December 31, 2020.  The increase was primarily due to an $84.13 million increase in total cash and cash equivalents and a $23.37 million increase in net loans receivable, and smaller increases in several other categories.  The increase in total assets was funded primarily by an increase in total deposits and by retained net income.

Loans

Net loans receivable increased $23.37 million, or 2%, to $1.031 billion at March 31, 2021 from $1.007 billion at December 31, 2020.  The increase during the current quarter was primarily due to a $34.71 million increase in PPP loan balances, and smaller increases in several other categories. These increases were partially offset by smaller decreases in several other categories.

Timberland Fiscal Q2 2021 Earnings
April 27, 2021

Loan Portfolio
($ in thousands)
	March 31, 2021		December 31, 2020		March 31, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$117,184	10%	$115,613	10%	$125,285	13%
Multi-family	92,435	8	89,413	8	81,298	8
Commercial	461,966	40	463,670	41	444,276	44
Construction - custom and
owner/builder	105,305	9	117,872	10	119,175	12
Construction - speculative one-to four-family	17,289	2	20,291	2	14,679	1
Construction - commercial	42,340	4	41,491	4	37,446	4
Construction - multi-family	44,266	4	29,410	3	34,026	3
Construction - land
development	2,238	--	6,943	1	5,774	1
Land	19,041	2	22,635	2	29,333	3
Total mortgage loans	902,064	79	907,338	81	891,292	89

Consumer loans:
Home equity and second
Mortgage	32,026	3	35,446	3	38,972	4
Other	2,756	--	2,979	--	3,829	--
Total consumer loans	34,782	3	38,425	3	42,801	4

Commercial loans:
Commercial business loans	66,645	6	71,257	7	73,622	7
SBA PPP loans	138,175	12	103,468	9	--	--
Total commercial loans	204,820	18	174,725	16	73,622	7
Total loans	1,141,666	100%	1,120,488	100%	1,007,715	100%
Less:
Undisbursed portion of
construction loans in
process	(90,550)		(94,298)		(85,474)
Deferred loan origination
fees	(6,999)		(5,449)		(2,694)
Allowance for loan losses	(13,434)		(13,432)		(11,890)
Total loans receivable, net	$1,030,683		$1,007,309		$907,657
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $8,455, $10,871 and $5,798 at March 31, 2021, December 31, 2020 and March 31, 2020, respectively.

Timberland Fiscal Q2 2021 Earnings
April 27, 2021

The following table highlights eight commercial real estate (“CRE”) segments generally presumed to have the potential to be more adversely affected by work at home and COVID related social distancing practices than other segments of the loan portfolio.

CRE Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Amount	Percent of CRE Portfolio	Percent of Total Loan Portfolio
Office buildings	$74,067	16%	6%
Medical/dental offices	64,081	14	6
Other retail buildings	40,775	9	4
Hotels/motels	26,481	6	2
Restaurants	25,120	5	2
Nursing homes	18,990	4	2
Shopping centers	14,341	3	1
Churches	12,214	3	1
Additional CRE	185,897	40	16
Total CRE	$461,966	100%	40%

Within Timberland’s commercial business loan portfolio (non-CRE) resides a segment of restaurant loans totaling $10.96 million in outstanding balances at March 31, 2021.  As additional security for these loans, Timberland holds cash collateral of 25% of the segment’s associated outstanding loan balances.  Unless prior arrangements are made, and Timberland consents, loans falling more than four weeks delinquent are eligible for purchase from Timberland’s portfolio in accordance with a Marketing and Servicing Agreement in existence since March 6, 2014.

Timberland originated $167.15 million in loans (including $58.70 million of SBA PPP loans) during the quarter ended March 31, 2021, compared to $100.47 million for the comparable quarter one year ago and $156.57 million for the preceding quarter. Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of SBA loans.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $41.29 million were sold compared to $27.49 million for the comparable quarter one year ago and $43.84 million for the preceding quarter.

Timberland’s investment securities and CDs held for investment increased $5.41 million, or 4%, to $146.28 million at March 31, 2021, from $140.87 million at December 31, 2020.  The increase was primarily due to the purchase of additional mortgage-backed investment securities and was partially offset by CDs maturing during the quarter.

Timberland’s liquidity continues to remain strong.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 36.1% of total liabilities at March 31, 2021, compared to 33.4% at December 31, 2020, and 25.5% one year ago.

Deposits

Total deposits increased $106.74 million, or 8%, during the current quarter to $1.48 billion at March 31, 2021, from $1.38 billion at December 31, 2020.  The quarter’s increase consisted of a $61.59 million increase in non-interest-bearing account balances, a $23.78 million increase in savings account balances, a $16.65 million increase in NOW checking account balances and a $13.67 million in money market account balances. These increases were partially offset by an $8.95 million decrease in certificates of deposit account balances.

Timberland Fiscal Q2 2021 Earnings
April 27, 2021

Deposit Breakdown ($ in thousands)

	March 31, 2021		December 31, 2020		March 31, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$499,541	34%	$437,953	32%	$316,328	28%
NOW checking	403,811	27	387,158	28	308,165	27
Savings	250,736	17	226,955	16	182,321	16
Money market	171,896	11	158,928	12	133,839	12
Money market – reciprocal	13,094	1	12,389	1	11,794	1
Certificates of deposit under $250	119,388	8	124,789	9	138,906	13
Certificates of deposit $250 and over	23,393	2	26,944	2	31,088	3
Certificates of deposit – brokered	--	--	--	--	3,207	--
Total deposits	$1,481,859	100%	$1,375,116	100%	$1,125,648	100%

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $5.22 million, or 3%, to $198.54 million at March 31, 2021, from $193.33 million at December 31, 2020.  The increase in shareholders’ equity was primarily due to net income of $7.25 million for the quarter, which was partially offset by the payment of $2.58 million in dividends to shareholders.  On February 24, 2021, the Company announced a new stock repurchase program. Under the new repurchase program, the Company may repurchase up to 5% of the Company’s outstanding shares, or 415,970 shares. The new stock repurchase program replaced the existing stock repurchase program, which had 141,952 shares available to be repurchased.  There were no shares repurchased during the quarter ended March 31, 2021.

Timberland remains well capitalized with a total risk-based capital ratio of 20.72% and a Tier 1 leverage capital ratio of 11.19% at March 31, 2021.

Asset Quality and Loan Deferrals

Timberland’s non-performing assets to total assets ratio improved to 0.16% at March 31, 2021 from 0.38% one year ago and 0.19% at December 31, 2020.  There were net recoveries of $2,000 for the current quarter compared to net recoveries of $18,000 for the preceding quarter and net recoveries of $8,000 for the comparable quarter one year ago.  No provisions for loan losses were made during the current and preceding quarters compared to a $2.0 million provision for loan losses for the comparable quarter one year ago.

Timberland continues to work with borrowers affected by the COVID-19 pandemic with loan deferral and forbearance plans.  As of June 30, 2020, Timberland had granted deferrals (primarily 90-day payment deferrals with interest continuing to accrue or be paid monthly) for loans with balances aggregating to $135.83 million (13.4% of net loans receivable).  However, the vast majority of borrowers that were granted deferrals have resumed making regular payments and as of March 31, 2021, only eight loans with balances totaling $12.88 million (1.3% of net loans receivable) remained on deferral status.  The following table details the COVID-19 loan modifications still on deferral status as of March 31, 2021:

Timberland Fiscal Q2 2021 Earnings
April 27, 2021

COVID-19 Loan Modifications
($ in thousands)

Industry / Collateral Type	Amount	Percent of Net Loans Receivable
Hotel	$8,789	0.85%
Industrial warehouse	2,385	0.23
Construction – commercial (hotel)	1,517	0.15
Restaurant	142	0.02
Entertainment facility	33	--
Other consumer	18	--
Total loan modifications	$12,884	1.25%

The allowance for loan losses (“ALL”) as a percentage of loans receivable was 1.29% at March 31, 2021 compared to 1.29% one year ago and 1.32% at December 31, 2020.  If PPP loans, which are 100% SBA guaranteed, are excluded, the ALL to loans receivable (excluding PPP loans) at March 31, 2021 was 1.48% (non-GAAP).

The ALL as a percentage of loans receivable is also impacted by the loans acquired in the South Sound Acquisition.  Included in the recorded value of loans acquired in acquisitions are net discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The initial recorded value of loans acquired in the South Sound Acquisition was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Acquisition was $583,000 at March 31, 2021.  The allowance for loan losses to loans receivable (excluding PPP loan balances and the remaining aggregate balance of the loans acquired in the South Sound Acquisition) was 1.56% (non-GAAP) at March 31, 2021.

The following table details the ALL as a percentage of loans receivable:
	March 31,	Dec. 31,	March 31,
	2021	2020	2020
ALL to loans receivable	1.29%	1.32%	1.29%
ALL to loans receivable (excluding PPP loans) (non-GAAP)	1.48%	1.46%	1.29%
ALL to loans receivable (excluding PPP loans and South Sound Acquisition loans) (non-GAAP)	1.56%	1.56%	1.42%

Total delinquent loans (past due 30 days or more) and non-accrual loans increased $495,000, or 14%, to $3.93 million at March 31, 2021, from $3.43 million one year ago, and increased $1.11 million, or 39%, from $2.82 million at December 31, 2020.  Non-accrual loans decreased $911,000, or 28%, to $2.31 million at March 31, 2021 from $3.22 million one year ago and decreased $276,000, or 11%, from $2.58 million at December 31, 2020.

Timberland Fiscal Q2 2021 Earnings
April 27, 2021

Non-Accrual Loans
($ in thousands)

	March 31, 2021		December 31, 2020		March 31, 2020
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$415	2	$419	2	$941	5
Commercial	643	2	643	3	947	3
Land	173	2	405	4	193	2
Total mortgage loans	1,231	6	1,467	9	2,081	10

Consumer loans
Home equity and second
mortgage	539	6	607	7	581	6
Other	8	1	9	1	11	1
Total consumer loans	547	7	616	8	592	7

Commercial business loans	527	7	498	8	543	8
Total loans	$2,305	20	$2,581	25	$3,216	25

OREO and other repossessed assets decreased 90% to $157,000 at March 31, 2021, from $1.62 million at March 31, 2020, and decreased 41% from $268,000 at December 31, 2020.  At March 31, 2021, the OREO and other repossessed asset portfolio consisted of three individual land parcels.  During the quarter ended March 31, 2021, one OREO property was sold, resulting in a $71,000 gain.

OREO and Other Repossessed Assets
($ in thousands)

	March 31, 2021		December 31, 2020		March 31, 2020
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Land	$157	3	$268	4	$1,623	10
Total	$157	3	$268	4	$1,623	10

Acquisition of South Sound Bank
On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Acquisition”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plan, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on

Timberland Fiscal Q2 2021 Earnings
April 27, 2021

certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: the effect of the novel coronavirus of 2019 (“COVID-19”) pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; uncertainty regarding the future of the London Interbank Offered Rate (“LIBOR”), and the potential transition away from LIBOR toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and implementing regulations; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board (“FASB”), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services including the Coronavirus Aid, Relief, and Economic Security Act of 2020 (“CARES Act”), the Consolidated Appropriations Act, 2021 (“CAA”), and the American Rescue Plan Act of 2021; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this report to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements.  These risks could cause our actual results for fiscal 2021 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q2 2021 Earnings
April 27, 2021

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	March 31,	Dec. 31,	March 31,
(unaudited)	2021	2020	2020
Interest and dividend income
Loans receivable	$12,791	$13,318	$12,823
Investment securities	284	301	489
Dividends from mutual funds, FHLB stock and other investments	28	28	35
Interest bearing deposits in banks	258	310	784
Total interest and dividend income	13,361	13,957	14,131

Interest expense
Deposits	764	904	1,243
Borrowings	29	29	8
Total interest expense	793	933	1,251
Net interest income	12,568	13,024	12,880
Provision for loan losses	--	--	2,000
Net interest income after provision for loan losses	12,568	13,024	10,880

Non-interest income
Service charges on deposits	941	1,055	1,078
ATM and debit card interchange transaction fees	1,237	1,156	1,015
Gain on sales of loans, net	1,758	2,002	736
Bank owned life insurance (“BOLI”) net earnings	146	149	147
Servicing income (expense) on loans sold, net	(10)	15	62
Valuation recovery (allowance) on servicing rights, net	438	(236)	--
Recoveries on investment securities, net	3	5	3
Other	373	413	639
Total non-interest income, net	4,886	4,559	3,680

Non-interest expense
Salaries and employee benefits	4,778	4,613	4,621
Premises and equipment	998	957	943
Gain on disposition of premises and equipment, net	--	--	(3)
Advertising	155	156	159
OREO and other repossessed assets, net	(68)	(26)	51
ATM and debit card processing	445	431	359
Postage and courier	150	138	145
State and local taxes	255	283	233
Professional fees	181	231	210
FDIC insurance expense	105	96	--
Loan administration and foreclosure	90	80	78
Data processing and telecommunications	635	606	515
Deposit operations	245	284	274
Amortization of core deposit intangible (“CDI”)	90	90	102
Other, net	492	471	599
Total non-interest expense, net	8,551	8,410	8,286

Income before income taxes	8,903	9,173	6,274
Provision for income taxes	1,652	1,883	1,225
Net income	$7,251	$7,290	$5,049

Net income per common share:
Basic	$0.87	$0.88	$0.61
Diluted	0.86	0.87	0.60

Weighted average common shares outstanding:
Basic	8,331,121	8,313,493	8,344,201
Diluted	8,444,798	8,412,744	8,456,659

Timberland Fiscal Q2 2021 Earnings
April 27, 2021

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Six Months Ended
($ in thousands, except per share amounts)	March 31,	March 31,
(unaudited)	2021	2020
Interest and dividend income
Loans receivable	$26,108	$25,587
Investment securities	585	928
Dividends from mutual funds, FHLB stock and other investments	55	72
Interest bearing deposits in banks	569	1,735
Total interest and dividend income	27,317	28,322

Interest expense
Deposits	1,668	2,432
Borrowings	58	8
Total interest expense	1,726	2,440
Net interest income	25,591	25,882
Provision for loan losses	--	2,200
Net interest income after provision for loan losses	25,591	23,682

Non-interest income
Service charges on deposits	1,996	2,278
ATM and debit card interchange transaction fees	2,393	2,109
Gain on sales of loans, net	3,760	1,688
Bank owned life insurance (“BOLI”) net earnings	295	294
Servicing income on loans sold, net	5	136
Valuation recovery (allowance) on servicing rights, net	202	(23)
Recoveries on investment securities, net	8	106
Other	786	1,030
Total non-interest income, net	9,445	7,618

Non-interest expense
Salaries and employee benefits	9,391	9,343
Premises and equipment	1,955	1,837
Gain on disposition of premises and equipment, net	--	(102)
Advertising	311	342
OREO and other repossessed assets, net	(94)	50
ATM and debit card processing	876	799
Postage and courier	287	279
State and local taxes	538	449
Professional fees	412	480
FDIC insurance expense (credit)	201	(27)
Loan administration and foreclosure	171	167
Data processing and telecommunications	1,240	1,099
Deposit operations	529	591
Amortization of core deposit intangible (“CDI”)	180	203
Other, net	964	1,149
Total non-interest expense, net	16,961	16,659

Income before income taxes	18,075	14,641
Provision for income taxes	3,534	2,940
Net income	$14,541	$11,701

Net income per common share:
Basic	$1.75	$1.40
Diluted	1.73	1.38

Weighted average common shares outstanding:
Basic	8,322,210	8,342,828
Diluted	8,428,595	8,465,894

Timberland Fiscal Q2 2021 Earnings
April 27, 2021

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2021	2020	2020
Assets
Cash and due from financial institutions	$21,707	$24,226	$22,862
Interest-bearing deposits in banks	411,635	325,987	145,286
Total cash and cash equivalents	433,342	350,213	168,148

Certificates of deposit (“CDs”) held for investment, at cost	39,674	49,629	82,472
Investment securities:
Held to maturity, at amortized cost	36,465	24,509	36,667
Available for sale, at fair value	69,184	65,762	41,470
Investments in equity securities, at fair value	957	974	969
FHLB stock	2,303	1,922	1,922
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	8,455	10,871	5,798

Loans receivable	1,044,117	1,020,741	919,547
Less: Allowance for loan losses	(13,434)	(13,432)	(11,890)
Net loans receivable	1,030,683	1,007,309	907,657

Premises and equipment, net	22,763	22,753	23,072
OREO and other repossessed assets, net	157	268	1,623
BOLI	21,891	21,745	21,299
Accrued interest receivable	4,471	4,490	3,595
Goodwill	15,131	15,131	15,131
CDI	1,444	1,535	1,828
Servicing rights, net	3,604	3,036	2,724
Operating lease right-of-use assets	2,436	2,512	2,759
Other assets	3,284	2,746	2,967
Total assets	$1,699,244	$1,588,405	$1,323,101

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$499,541	$437,953	$316,328
Deposits: Interest-bearing	982,318	937,163	809,320
Total deposits	1,481,859	1,375,116	1,125,648

Operating lease liabilities	2,499	2,565	2,759
FHLB borrowings	10,000	10,000	10,000
Other liabilities and accrued expenses	6,343	7,399	6,686
Total liabilities	1,500,701	1,395,080	1,145,093

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,361,457 shares issued and outstanding – March 31, 2021 8,317,793 shares issued and outstanding – December 31, 2020 8,309,193 shares issued and outstanding – March 31, 2020	42,949	42,480	42,258
Retained earnings	155,473	150,801	135,929
Accumulated other comprehensive income (loss)	121	44	(179)
Total shareholders’ equity	198,543	193,325	178,008
Total liabilities and shareholders’ equity	$1,699,244	$1,588,405	$1,323,101

Timberland Fiscal Q2 2021 Earnings
April 27, 2021

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec 31,	March 31,
	2021	2020	2020
PERFORMANCE RATIOS:
Return on average assets (a)	1.75%	1.84%	1.56%
Return on average equity (a)	14.89%	15.39%	11.39%
Net interest margin (a)	3.21%	3.48%	4.27%
Efficiency ratio	48.99%	47.83%	50.04%

	Six Months Ended
	March 31,		March 31,
	2021		2020
PERFORMANCE RATIOS:
Return on average assets (a)	1.80%		1.84%
Return on average equity (a)	15.14%		13.37%
Net interest margin (a)	3.34%		4.35%
Efficiency ratio	48.41%		49.73%

	March 31,	Dec 31,	March 31,
	2021	2020	2020
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$2,305	$2,581	$3,216
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	188	205	238
OREO and other repossessed assets	157	268	1,623
Total non-performing assets (b)	$2,650	$3,054	$5,077

Non-performing assets to total assets (b)	0.16%	0.19%	0.38%
Net charge-offs (recoveries) during quarter	$(2)	$(18)	$(8)
ALL to non-accrual loans	583%	520%	370%
ALL to loans receivable (c)	1.29%	1.32%	1.29%
ALL to loans receivable (excluding PPP loans) (d) (non-GAAP)	1.48%	1.46%	1.29%
ALL to loans receivable (excluding PPP loans and South Sound Acquisition loans) (d) (e) (non-GAAP)	1.56%	1.56%	1.42%
Troubled debt restructured loans on accrual status (f)	$2,864	$2,868	$2,877

CAPITAL RATIOS:
Tier 1 leverage capital	11.19%	11.36%	12.75%
Tier 1 risk-based capital	19.47%	20.23%	18.53%
Common equity Tier 1 risk-based capital	19.47%	20.23%	18.53%
Total risk-based capital	20.72%	21.48%	19.78%
Tangible common equity to tangible assets (non-GAAP)	10.81%	11.24%	12.33%

BOOK VALUES:
Book value per common share	$23.75	$23.24	$21.42
Tangible book value per common share (g)	21.76	21.24	19.38
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include PPP loans totaling $138,175, $103,468 and $0 at March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
(e)  Does not include loans acquired in the South Sound Acquisition totaling $46,626, $56,874 and $80,619 at March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
(f)  Does not include troubled debt restructured loans totaling $192, $197 and $343 reported as non-accrual loans at March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
(g)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q2 2021 Earnings
April 27, 2021

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	March 31, 2021		December 31, 2020		March 31, 2020
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,044,476	4.90%	$1,030,289	5.17%	$922,011	5.56%
Investment securities and FHLB stock (1)	101,675	1.23	94,033	1.40	81,925	2.56
Interest-earning deposits in banks and CDs	422,286	0.24	374,376	0.33	203,936	1.54
Total interest-earning assets	1,568,437	3.41	1,498,698	3.73	1,207,872	4.68
Other assets	85,203		84,077		85,226
Total assets	$1,653,640		$1,582,775		$1,293,098

Liabilities and Shareholders’ Equity
NOW checking accounts	$394,612	0.16%	$377,760	0.19%	$303,403	0.31%
Money market accounts	178,768	0.30	168,503	0.33	143,817	0.58
Savings accounts	236,504	0.08	222,866	0.08	178,688	0.12
Certificates of deposit accounts	146,065	1.19	155,125	1.38	169,293	1.78
Total interest-bearing deposits	955,949	0.32	924,254	0.39	795,201	0.63
Borrowings	10,003	1.17	10,000	1.15	2,747	1.17
Total interest-bearing liabilities	965,952	0.33	934,254	0.40	797,948	0.63

Non-interest-bearing demand deposits	482,528		448,350		306,907
Other liabilities	10,365		10,687		10,982
Shareholders’ equity	194,795		189,484		177,261
Total liabilities and shareholders’ equity	$1,653,640		$1,582,775		$1,293,098

Interest rate spread		3.08%		3.33%		4.05%
Net interest margin (2)		3.21%		3.48%		4.27%
Average interest-earning assets to
average interest-bearing liabilities	162.37%		160.42%		151.37%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q2 2021 Earnings
April 27, 2021

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
($ in thousands)
(unaudited)

	For the Six Months Ended
	March 31, 2021		March 31, 2020
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,037,304	5.03%	$916,931	5.58%
Investment securities and FHLB stock (1)	97,812	1.31	73,893	2.71
Interest-earning deposits in banks and CDs	398,067	0.29	200,107	1.73
Total interest-earning assets	1,533,183	3.56	1,190,931	4.76
Other assets	84,635		84,311
Total assets	$1,617,818		$1,275,242

Liabilities and Shareholders’ Equity
NOW checking accounts	$386,093	0.17%	$299,884	0.30%
Money market accounts	173,579	0.31	138,758	0.57
Savings accounts	229,610	0.08	176,628	0.10
Certificates of deposit accounts	150,645	1.29	168,039	1.78
Total interest-bearing deposits	939,927	0.36	783,309	0.62
Borrowings	10,002	1.16	1,367	1.17
Total interest-bearing liabilities	949,929	0.36	784,676	0.62

Non-interest-bearing demand deposits	465,251		306,175
Other liabilities	10,528		9,394
Shareholders’ equity	192,110		174,997
Total liabilities and shareholders’ equity	$1,617,818		$1,275,242

Interest rate spread		3.20%		4.14%
Net interest margin (2)		3.34%		4.35%
Average interest-earning assets to
average interest-bearing liabilities	161.40%		151.77%

_____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q2 2021 Earnings
April 27, 2021

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	March 31, 2021	December 31, 2020	March 31, 2020

Shareholders’ equity	$198,543	$193,325	$178,008
Less goodwill and CDI	(16,575)	(16,666)	(16,959)
Tangible common equity	$181,968	$176,659	$161,049

Total assets	$1,699,244	$1,588,405	$1,323,101
Less goodwill and CDI	(16,575)	(16,666)	(16,959)
Tangible assets	$1,682,669	$1,571,739	$1,306,142